Exhibit 10.1

AMERICAN APPAREL, INC. SEVERANCE PLAN

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of American Apparel, Inc., a Delaware corporation (the “Company”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of certain Key Persons;

NOW, THEREFORE, in order to accomplish this objective, the Board has caused the Company to adopt this American Apparel, Inc.  Severance Plan (the “Plan”).

1.                                      Certain Definitions.

(a)                                 “Cause” shall mean termination by action of the Board, upon prior approval and recommendation by the Committee (as defined below), because of:  (A) the Key Person’s willful and continued failure (other than by reason of the incapacity of the Key Person due to physical or mental illness) substantially to perform his duties on behalf of the Company; (B) the conviction of the Key Person or the Key Person entering a plea of guilty or nolo contendere to a crime that constitutes a felony or the perpetration by the Key Person of a serious dishonest act against the Company or any of its affiliates or subsidiaries; (C) any willful misconduct by the Key Person that is materially injurious to the financial condition or business reputation of the Company or any of its affiliates or subsidiaries; or (D) chronic alcoholism or drug abuse which materially affects the Key Person’s performance hereunder, provided, however, that no event or circumstance shall be considered to constitute Cause unless the Key Person has been given written notice of the events or circumstances constituting Cause and has failed to effect a cure thereof within 30 calendar days following the receipt of such notice.

(b)                                 “Committee” means the Executive Succession Committee established by the Board on the June 18, 2014 or, if such committee no longer exists, the Suitability Committee (as defined in that certain Nomination, Standstill and Support Agreement entered into between Standard General L.P., Dov Charney, the Company and certain other persons as of July 9, 2014).  Any approval, decision or recommendation by the Committee required under this Agreement shall require the approval of at least a majority of its members.

(c)                                  The “Effective Date” shall mean July 21, 2014.

(d)                                 The “Effective Period” shall mean the period commencing on the Effective Date and ending on the first anniversary of such date.

(e)                                  “Good Reason”  shall mean: the resignation of the Key Person because of (i) a material reduction in the Key Person’s responsibilities, duties, authority, status or titles; (ii) failure by the Company to pay or provide the Key Person when due any compensation, benefits or perquisites to which the Key Person is entitled; (iii) a material adverse change in the Key Person’s reporting structure; (iv) failure of any successor (whether direct or indirect, by stock or asset purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume the Plan (either by operation of law or in writing); or (v) a material breach of the Company’s obligations under the Plan; provided, however, that no event or circumstance shall be considered to constitute Good Reason within the meaning of this clause

(f) unless the Board has been given written notice of the events or circumstances constituting Good Reason by the Key Person within 60 days of the initial occurrence of such event or circumstance and the Company has failed to effect a cure thereof within 30 calendar days following the receipt of such notice.  In the event that the Key Person provides notice of Good Reason, any determination as to whether a termination is for Good Reason shall be made by the Committee.

(f)                                   “Key Person” shall mean an individual who has been stipulated as such by a resolution of the Committee or any other committee of the Board which is designated by the Board to administer the Plan (the “Administrator”); provided, however, that no individual who is party to a severance, employment or other agreement providing severance benefits upon a termination of employment may be an Key Person for purposes of the Plan.

2.                                      Obligations of the Company upon a Termination Other Than for Cause, Death or Disability, or a Resignation for Good Reason.  If, during the Effective Period, the Key Person’s employment is terminated by the Company without Cause and other than for death or disability (all as determined by a the Committee), or if the Key Person resigns for Good Reason, the Key Person shall be entitled to receive: (a) earned but unpaid base salary and any unreimbursed expenses, which shall be paid promptly upon such termination of employment in accordance with applicable law; and (b) subject to the Key Person’s execution and delivery of a general release of all claims against the Company and its affiliates in a form satisfactory to the Committee (the “Release”), within sixty (60) days following termination of employment, (i) continued payment of the Key Person’s then-current salary for such number of months as is stipulated by the Committee as part of its designation of the Key Person as an Key Person for purposes of the Plan (the “Continuation Period”), payable in accordance with the Company’s usual payment practices; provided that the first payment shall be made on the sixtieth (60th) day following termination of employment (the “Initial Payment Date”) and shall include payment of any amounts that would otherwise be due prior thereto and (ii) reimbursement of COBRA premiums for the Continuation Period.  In addition, subject to the Key Person’s execution and delivery of the Release as described in clause (b), the Key Person shall (x) fully vest in and have the right to exercise all of his or her outstanding stock options, including shares as to which such stock options would not otherwise be vested or exercisable (provided, however, that with respect to any portion of such stock options which were unvested prior to the date of termination, such right to exercise will be effective as of the date on which the Release is no longer revocable), and (y) fully vest in all of his or her outstanding restricted stock awards.

3.                                      Other Payments and Benefits on Termination of Employment.  Amounts which are vested benefits or which an Key Person is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the affiliated companies at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Plan.  Notwithstanding the foregoing, if an Key Person receives payments and benefits pursuant to Section 2 of this Plan, the Key Person shall not be entitled to any other severance pay or benefits under any severance plan, program or policy of the Company or its affiliates, unless expressly provided therein in a specific reference to this Plan.  The Key Person will be allowed to keep any Company-provided laptop computer and Company-provided cell phone; provided, however, that the Key Person shall allow the Company’s IT department to delete any Company documents or information from the laptop and cell phone on or before the Key Person’s last day of employment, and the Key Person shall provide a certification stating that he or she has not retained any hard copies or electronic copies of such documents (or any portions thereof).

4.                                      Successors.

(a)                                 Except as otherwise provided herein or by law, no right or interest of an Key Person under this Plan shall be assignable or transferable, in whole or in part, either directly or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Key Person under this Plan shall be subject to any obligation or liability of such Key Person.  When a payment is due under this Plan to an Key Person who is unable to care for his or her affairs, payment may be made directly to his legal guardian or personal representative.

(b)                                 This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law or otherwise.

5.                                      Miscellaneous.

(a)                                 This Plan shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.  The captions of this Plan are not part of the provisions hereof and shall have no force or effect.  This Plan may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to an Key Person:

At the most recent address on file at the Company.

If to the Company:

American Apparel, Inc.
747 Warehouse Street
Los Angeles, California 90021
Attention:  General Counsel

or to such other address an Key Person or the Company shall have furnished in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.

(d)                                 The Company shall withhold from any amounts payable under this Plan such United States federal, state, or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)                                  The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code.  Each payment under this Plan shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may an Key Person, directly or indirectly, designate the calendar year of any payment to be made under this Plan.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following an Key Person’s separation from service shall instead be paid on the first business day after the date that is six months following the Key Person’s separation from service (or, if earlier, the Key Person’s date of death).  All reimbursements and in-kind benefits provided under this Plan that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Plan be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; and (iii) such Key Person’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

(f)                                   This Plan shall be interpreted, administered and operated by the Administrator, which shall have complete authority, in its sole discretion subject to the express provisions of this Plan, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of this Plan.  All questions of any character whatsoever arising in connection with the interpretation of this Plan or its administration or operation shall be submitted to and settled and determined by the Administrator, except as specifically otherwise stated herein.  Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each Key Person and all other parties in interest.  The Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

(g)                                  The obligations of the Company and each Key Person under this Plan which by their nature may require either partial or total performance after the expiration of the Plan shall survive such expiration.

(h)                                 No Key Person shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

(i)                                     The Plan may be terminated or amended only by the action of the Committee; provided, however, that no such action may impair any vested rights of any Key Person.